2023 Masonite Incentive Plan (MIP)
Plan Document

Overview
This document sets forth the terms and conditions of the Masonite International Corporation Incentive Plan (the “MIP” or “Plan”) and is intended for internal use only. This Plan supersedes any previous annual incentive or other bonus plans for Participants (as defined below).
The MIP is an annual cash incentive compensation program, providing for payments of awards under the Plan (each, a “MIP Award”) to eligible employees of Masonite International Corporation (“Masonite” or the “Company”) and its subsidiaries and affiliates if certain performance objectives are met. The purpose of the MIP is to reward Participants for the achievement of positive results based on annual financial and operational objectives and individual performance.
The Plan is administered based on the Company’s fiscal year (the “Plan Year”). The Company’s fiscal year is the 52- or 53-week period ending on the Sunday closest to December 31 each year.

Eligibility and Participation
Employees of Masonite or its subsidiaries and affiliates are eligible to participate in the MIP based on their position and scope of responsibilities. The Plan Administrator (as defined below), with input from members of Masonite’s senior management, shall determine which such employees will become participants in the Plan (a “Participant”) for a Plan Year based on their position. The Plan Administrator reserves the right to evaluate positions on an annual basis to determine eligibility to participate in the Plan. Employees who are selected to participate in the Plan for the first time will be notified of their participation.
Impact of Changes in Employment Status
The table below summarizes the impact of employment status changes by a Participant during a Plan Year on MIP Award eligibility and payout for such Plan Year. These provisions may be interpreted by the Plan Administrator in its sole discretion and are subject to compliance with applicable law and such other terms and conditions set forth herein. Note that, for the sake of administrative simplicity and consistency of application, all pro-rating for newly eligible participants and those participants with changes during a Plan Year which impact their final payout for that year will be calculated on a calendar year basis (i.e., January 1 through December 31) with 365 days as the baseline (or 366 for Leap Years).

Employment Event Occurring During a Plan Year	Eligibility / Payout
New Hires/Rehires on or before September 30th	Eligible to participate in the Plan on date of hire and receive a pro-rated payout of the MIP Award for such Plan Year.
New Hires/Rehires after September 30th	Eligible to participate in the Plan on January 1 of the subsequent Plan Year.
Positions from a Newly Acquired Business	Eligibility to participate in the Plan is determined case-by-case, in the Plan Administrator’s sole discretion.
Transfers, Position Changes and Promotions	Eligibility to participate in the Plan may be pro-rated based on the effective date of the change. Participation will be pro-rated based on the period employed in the applicable position in each business/country during the year of the change.
Demotions	The Plan Administrator may, in its sole discretion, provide for a pro-rated payment of the MIP Award for such Plan Year based on the facts and circumstances of each case for the eligible period prior to the demotion.

LOA/Disability/Workers’ Compensation	Payout of the MIP Award for such Plan Year is pro-rated based on the period during the Plan Year in which the Participant was actively employed.
Termination due to Retirement,[1] Disability or Death	The Plan Administrator may, in its sole discretion, provide for a pro-rated payment of the MIP Award for such Plan Year based on the facts and circumstances of each case.
Termination by the Company without Cause (as determined by the Plan Administrator in its sole discretion)
No payout, except to the extent specifically required by applicable law; provided, that the Plan Administrator may, in its sole discretion, provide for a pro-rated payment based on the period employed during such Plan Year based on the facts and circumstances of each case.

Termination by the Company for Cause	No payout.
Termination by Participant for any reason	No payout, except to the extent specifically required by applicable law.

1 “Retirement” means a voluntary termination of employment by a Participant who is age 55 or older with 10 or more years of service with the Company and its subsidiaries and affiliates.

Deferral Opportunities
Notwithstanding any other provision of the Plan to the contrary, if any MIP Award payable under the Plan is subject to a valid deferral election under the terms of another plan or arrangement maintained by the Company (including the Masonite Savings Plan or the Masonite International Corporation Deferred Compensation Plan), the payment of such MIP Award shall be made in accordance with, and subject to, such deferral election.

Target Bonus Percentage
Each Plan Year, the Plan Administrator will establish a target bonus (expressed as a percentage of annual base salary) for each Participant (the “Target Bonus Percentage”) that will apply for purposes of determining the amount of any MIP Award that may become payable under the Plan for such Plan Year.

Performance Measures
Each Plan Year, the Human Resources and Compensation Committee of Masonite’s Board of Directors (the “Committee”) will approve the applicable performance measures, including any adjustments thereto, weighting of performance measures, payout parameters and specific targets at threshold, target and maximum levels of performance for each performance measure that will apply to MIP Awards payable under the Plan for such Plan Year. Participants will be advised of the performance measures applicable to their MIP participation for the Plan Year, including their respective Target Bonus Percentage.
For most MIP performance measures, the level of achievement of the applicable performance measures will result in the following payout:
(i)    achievement below the threshold performance level results in no payout,
(ii)    achievement at the threshold level results in a payout at less than 100% of the bonus target,
(iii)    achievement at the target level results in a payout at 100% of the bonus target; and
(iv)    achievement at or above the maximum performance level results in a payout at greater than 100% of the applicable bonus target.

Performance measures may have additional achievement levels between threshold and target and/or target and maximum. The payout percentage for performance between any of threshold, target, or maximum or any additional achievement levels is determined using straight-line interpolation between the two points. Certain performance measures may have threshold and maximum payouts set at different levels. The percentage payout below target for achievement of the threshold performance level and the percentage payout above target for achievement at or above the maximum performance level may vary for each performance measure.
Notwithstanding the foregoing, the Committee shall have discretion each Plan Year to establish a minimum performance measure threshold which must be met for such Plan Year for any MIP Award to become payable under the MIP regardless of the level at which any other performance measures are achieved.
In addition to the performance measures described above, each participant shall receive an Individual Performance Multiplier (IPM) as part of the final calculated bonus each Plan Year, based on their personal performance and contributions during the Plan Year. In particular, the IPM will be based on each participant’s defined Goals and Objectives for the Plan Year, previously agreed upon by each participant and their manager during the Performance Management Goal-Setting process. See below for an explanation of the calculation of the final bonus payouts.

Payout
Following the completion of the Company’s fiscal year, the Plan Administrator will evaluate the applicable performance measures for purposes of determining the amount of any MIP Awards payable under the Plan for the Plan Year. The Plan Administrator will take into account the Company’s audited financial results with respect to any financial or operational performance measures and evaluations and recommendations of appropriate members of management of the Company with respect to individual performance. The actual bonus payout for each Participant is calculated by multiplying (1) the amount of his or her annual base salary payable during the Plan Year (as may be adjusted pursuant to the table under the section entitled “Impact of Changes in Employment Status”), multiplied by (2) his or her Target Bonus Percentage, multiplied by (3) the MIP payout percentage as determined by the Plan Administrator based upon the level of achievement of the applicable performance measures for such Plan Year and modified by a multiplier ranging from 0.75 to 1.25, based on each participant’s performance and contributions during the Plan Year, as assessed by their manager and approved by their Masonite Leadership Team (MLT) leader and the Plan Administrator. Payout levels will be measured and rounded to the nearest one-tenth of one percent (0.1%) for each metric and then summed across all metrics to achieve the final payout.
A Participant must be an Active Employee of the Company on the date MIP Awards are paid out to be eligible to receive a MIP payment, unless otherwise expressly provided in this Plan (see the table under the section entitled “Impact of Changes in Employment Status”) or required by applicable law. For purposes of the Plan, the term “Active Employee” means an employee who is actively employed by the Company or any of its subsidiaries or affiliates, including those employees on approved leaves of absence. Any Participant who is either suspended for disciplinary actions or under a performance improvement plan on the date MIP Awards are paid out may have payment of his or her MIP Award delayed or denied, as determined in the sole discretion of the Plan Administrator or the Senior Vice President of Human Resources (“SVP of HR”).

Form and Timing of Payout
MIP Awards for a Plan Year will be paid to Participants no later than two and one half (2-1/2) months following the end of the Plan Year to which the MIP Award relates, in the form of a single lump-sum cash payment. Payments are subject to all applicable payroll tax withholding and other deductions as required by applicable law. Payment of MIP Awards will be made via regular payroll processing.
Code Section 409A
MIP Awards payable under the Plan are intended to be exempt from the requirements of Code Section 409A and the regulations and other guidance issued thereunder and shall not constitute “deferred compensation” within the meaning of Code Section 409A (absent a valid deferral election under the terms of another plan or arrangement maintained by the Company). The Plan shall be interpreted, construed and administered in accordance with the foregoing intent. The Company shall have no liability as to any Participant or any other party if the Plan or any amounts paid or payable thereunder become subject to the additional tax and penalties under Code Section 409A.
Overpayments, Offset and Clawback Provisions
The Company reserves the right to collect any overpayment of any MIP Award, regardless of reason, as soon as such overpayment is discovered. The Plan Administrator may, in its sole discretion, offset any amount payable under the MIP by any amount owed by a Participant to the Company; provided that such offsets may be applied to any amounts payable hereunder that are subject to Code Section 409A only if, and to the extent expressly permissible, under Code Section 409A.
Notwithstanding anything to the contrary in this Plan, subject to applicable law, in the event that the Plan Administrator determines that a Participant has engaged in Detrimental Conduct or Financial Misconduct (each as defined below), any outstanding MIP Awards for the Plan Year(s) during which such Detrimental Conduct or Financial Misconduct occurred (or continued) shall be forfeited and any amounts relating to previously paid MIP Awards to the Participant for such Plan Year(s) shall be repaid to the Company, in each case as determined by the Plan Administrator in its discretion. For purposes of this Plan, “Detrimental Conduct” means (i) conduct which is injurious to the Company or its business or reputation, involving a material breach of Company policy, or applicable laws or regulations to which the Participant is subject, or an agreement between the Company and the Participant, or (ii) any other action (or failure to act) involving illegal acts, theft, fraud, intentional misconduct, or gross negligence on the part of the Participant, related to his or her position with the Company. For purposes of this Plan, “Financial Misconduct” means fraud, gross negligence or intentional or willful misconduct that contributes, directly or indirectly, to the Company’s financial or operational results that are used to determine the extent to which any MIP Award is payable under the Plan being misstated, regardless of whether the Company is required to prepare an accounting restatement of its consolidated financial statements, which is discovered during the relevant Plan Year or within three years thereafter.
Any recoupment under this Plan shall be in addition to any other remedies that may be available to the Company, including such remedies contained, without limitation, in the Company’s employment agreements or equity award agreements. Nothing in this Plan shall be viewed as limiting the right of the Company to recoup any MIP Award or payment under or as required by the applicable provisions of any law, rule or regulation (including, without limitation, Section 10D of Securities Exchange Act of 1934, as amended, or Section 304 of the Sarbanes-Oxley Act of 2002), or stock exchange listing requirement (or any future policy adopted by the Company pursuant to any such law, rule, regulation or requirement).

Plan Administration
The Plan shall be administered by (i) in respect of any Participant who participates in the MIP at the executive zone level (each, an “Executive Zone Officer”), the Committee, and (ii) in respect of any Participant who is not an Executive Zone Officer, a committee comprised of Masonite’s VP, Global Total Rewards, the SVP of Human Resources and the President & CEO, unless otherwise determined by the Committee (each or with the Committee, as applicable, the “Plan Administrator”).
The Plan Administrator will have the full power and authority to interpret, construe and administer the Plan and the related terms and conditions thereof, to prescribe operational rules and guidelines with respect to the Plan, and to make all other determinations deemed necessary or advisable in administering the Plan. The decisions, determinations and other actions of the Plan Administrator hereunder shall be final and binding on all Participants and other persons for all purposes.
Except as otherwise expressly provided in this Plan, the Plan Administrator will have the power and discretionary authority to (i) determine the employees who are selected to become Participants in the Plan; (ii) approve the performance measures and measurement criteria to be used with respect to each MIP Award payable under the Plan or any sub-plan thereof, (iii) determine the amount of a MIP Award, if any, to be paid to each Participant, (iv) interpret and administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any MIP Award, (v) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Plan Administrator shall deem appropriate for the proper administration of the Plan, (vi) administer, interpret and answer all questions which may arise under the Plan, and (vii) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for the administration of the Plan or to comply with any applicable law. Without limiting the foregoing, the Plan Administrator reserves the right in its sole discretion to withhold or permit payment of a MIP Award in the case of certain changes in the employment status of a Participant as set forth herein.

Plan Amendment or Termination
The Plan may be amended, terminated, changed or altered at any time and for any reason as determined by the Committee. The Committee may, in its sole discretion, reduce or eliminate a MIP Award to any Participant at any time and for any reason.

No Right to Assign or Transfer
No MIP Award payable hereunder, nor any right or interest of a Participant in the MIP, shall be assignable or transferable, except in the event of the Participant’s death prior to any payout as so determined by the Plan Administrator in its sole discretion, in which case, payment will be made to the designated beneficiary elected by the Participant under the Company’s basic life insurance program or the Participant’s estate, as required by law. Any attempt to sell, assign, pledge or otherwise transfer the right to payment of any MIP Award from the MIP shall be void and have no effect.

Document Confidentiality
This document is proprietary and is not for use or disclosure outside of the Company. It represents the intellectual property and business strategy of Masonite, and it should be kept confidential.

No Right to Employment
The MIP does not create or modify any Participant’s at-will status and does not create a contract or guarantee of employment for any specified duration. Nothing contained in the MIP shall interfere with the right of the Company to dismiss or terminate the employment of any Participant at any time for any reason, with or without cause.

Income Tax Withholding
The Company shall have the right to deduct and withhold from all MIP Awards all federal, state and local taxes as may be required by applicable law.

Governing Law
The Plan shall be governed and construed in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable Florida principles of conflict of laws).